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Contacts:	Joanna Lambert	Michael O’Neill
	212-640-9668	212-640-5951
	joanna.g.lambert@aexp.com	mike.o’neill@aexp.com

AMERICAN EXPRESS ANNOUNCES EXECUTIVE AND
BOARD OF DIRECTORS APPOINTMENTS

New York, July 21, 2010 – American Express Company today announced executive and Board of Directors appointments to help drive innovation, digital strategy, new online/mobile products and fee-based revenue streams. Daniel H. Schulman will join American Express from Sprint Nextel to head a new Enterprise Growth Group. Separately, American Express has elected Ted Leonsis to its Board of Directors and will name him Chairman of a new Innovation and Technology Committee of the Board.

Editors’ Note: Press releases detailing the appointments follow.

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Daniel H. Schulman to join American Express from Sprint Nextel to
Head Enterprise Growth Group

Daniel H. Schulman will join American Express Company next month as Group President – Enterprise Growth, a newly created position and business unit.

Mr. Schulman will be responsible for the company’s global strategy to expand alternative mobile and online payment services, form new partnerships and build revenue streams beyond the traditional card and travel businesses.  He will also be responsible for the company’s Business Development, Mergers and Acquisitions unit.  Revolution Money, the online payments business acquired last year by American Express, will report to Mr. Schulman, as will the Global Prepaid Business.

Mr. Schulman will be a member of the American Express Business Operating Committee, reporting to Kenneth I. Chenault, Chairman and Chief Executive Officer.  He will work closely with Mr. Chenault and other members of the executive group on the company’s overall growth initiatives.

“New technologies are redefining the payments business and creating opportunities that go beyond our existing businesses,” said Mr. Chenault. “The Enterprise Growth group is designed to extend our leadership into the world of alternative payments and create new fee-based revenue streams for the post-recession environment. We will be building on our existing assets while also reaching out to potential partners around the world who can help develop applications for person-to-person payments, prepaid products, virtual currencies for online communities and ways to use mobile technology to market new services and build business with our partners.

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“To head the new group, we looked outside the industry for a proven leader who knows how to transform today’s technology into tomorrow’s products.  We wanted someone whose expertise cut across online and mobile technology, who has built new businesses, who knows how to work with great brands and who could help us leverage our existing assets and build new ones. In Dan, we found an outstanding leader who can help us to define the future of payments.”

Mr. Schulman said, “I am very excited about the chance to work with Ken and his leadership team on the next chapter for American Express. The dynamic aspects of the global payments industry, coupled with the tremendous strengths of American Express’ brand, products and people, made this an irresistible opportunity.  I look forward to extending the work that is already underway and partnering with the community of developers, entrepreneurs and businesses to help shape a new generation of products and services.”

Schulman joins American Express from Sprint Nextel Corporation, where he has served as President of Sprint’s Prepaid group since 2009. Before joining Sprint, Schulman was the founding CEO of Virgin Mobile USA, a mobile virtual operator, acquired by Sprint in 2009. Prior to that he was CEO of priceline.com and spent the early part of his career with AT&T, where he ultimately led the company’s consumer long distance business.

Schulman is a director of Symantec (SYM-NASDAQ) and Flextronics (FLEX-NASDAQ), and is a member of the board of Rutgers University and Autism Speaks. He holds a Bachelor of Arts in Economics from Middlebury College and an M.B.A. in Finance from New York University. Schulman will be based in New York.

Ted Leonsis Elected to Board of Directors and will
Chair New Innovation and Technology Committee

American Express has elected Ted Leonsis to its Board of Directors and will name him Chairman of a new Innovation and Technology Committee of the Board.

Mr. Leonsis is a businessman, an internet pioneer, a professional sports team owner, a venture capital investor, and a committed philanthropist.  He has been advising American Express on digital and online payments strategy since the beginning of 2010 when the company acquired Revolution Money. Mr. Leonsis, who had been Chairman of Revolution Money, will continue to serve as an advisor to American Express.

“Ted Leonsis is one of the most creative minds in business. For more than 25 years he has been a leader in the digital world that is shaping our lives and transforming the way we do business,” said Kenneth I. Chenault, Chairman and Chief Executive Officer, American Express. “Ted has an incredible understanding of marketplace trends and the consumer mindset. His experience putting technology to work in creative new ways will be invaluable as we continue to extend our network into a global marketplace serving cardmembers, merchants and business partners. The board committee that he will chair will help provide direction for our digital strategies and the way we use technologies to innovate the payments system.”

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“I am honored to serve on the board of one of the great companies and great brands in all of industry.  I look forward to working with Ken, the board and American Express employees in helping the company become an even more important player in the newly-emerging world of digital payments,” said Mr. Leonsis.

Mr. Leonsis held a number of executive positions at AOL from 1994 until 2006, including Vice Chairman and President. Following his retirement from AOL, Leonsis founded and launched SnagFilms, a company that distributes documentaries to a global audience online. He is also the founder and majority shareholder of Monumental Sports & Entertainment, which owns the NHL's Washington Capitals and the WNBA's Washington Mystics, the NBA's Washington Wizards, the Verizon Center in Washington, D.C. and the Baltimore-Washington Ticketmaster franchise.

Prior to joining AOL, Leonsis was the founder of several new media companies including Redgate Communications Corporation, which was acquired by AOL in 1993.

Leonsis has investments in and sits on the board of directors of several private companies. He is involved in numerous charities through the work of the Leonsis Foundation including Best Buddies, Hoop Dreams, See Forever Foundation and YouthAIDS.   He is also a filmmaker, whose movie Nanking won Emmy and Peabody Awards last year.

Mr. Leonsis is a graduate of Georgetown University and a member of its Board of Directors.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, twitter.com/americanexpress and youtube.com/americanexpress.

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